Exhibit 10.1


                         EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT made as of the 23rd day of June, 1998 by and between WLR FOODS, INC. (WLR), a Virginia corporation, and JAMES L. KEELER (Keeler) who agree and bind themselves as follows:

     1. Term. This Employment Agreement shall commence on June 27, 1998, and shall terminate at the end of the fiscal year ending in 2001.

     2. Position. Keeler shall serve as President and Chief Executive Officer of WLR for the first two years of this three year contract on a full time basis using his best efforts and under the direction of the Board of Directors of WLR. The third year is anticipated to be a transition year, and the position and duties may be adjusted by the Board of Directors of WLR. As an employee of WLR, Keeler is subject to the direction of the Board of Directors of WLR, the WLR bylaws and relevant company policies as from time to time issued, updated or amended.

     3. Base Salary. WLR shall pay Keeler a base salary during each fiscal year of this three-year Employment Agreement. The initial fiscal year salary shall be $292,248.00 and is payable bi-weekly during the term of this Employment Agreement. In the event of the death of Keeler while this Agreement is in full force and effect, his personal representative shall be entitled to receive such base salary up to the end of the last pay period in the month in which death occurs.

          The base salary shall be reviewed annually by the WLR
Executive Compensation Committee to determine whether an increase would be appropriate.

     4. Bonus. For each of the three (3) complete fiscal years of WLR covered by this Employment Agreement, Keeler shall receive a cash bonus calculated as follows:

               4.0 x ROE x Base Salary.

          ROE means the ratio of fiscal year profits (before taxes, bonuses, and discretionary profit sharing) to beginning of year equity.

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          The cash bonus shall be paid within seventy-five (75) days of the last day of each fiscal year.

     5. Deferred Compensation Plan. Keeler shall be entitled to the benefits set forth in the Deferred Compensation Agreement entered into by Keeler and the Company dated as of the date hereof, a copy of which is attached hereto as Exhibit A.

     6. Continuing Health Care Coverage. In addition to providing health care insurance coverage for Keeler and his wife during the term of this Agreement, consistent with coverage provided to other executives, the Company shall provide health care insurance coverage for Keeler and his wife for their respective lives, upon the termination of his employment with the Company.

     7. Miscellaneous Fringe Benefits. During the term of this Employment Agreement, WLR shall provide Keeler with all other fringe benefits available to other executives of the company such as life insurance, travel expense reimbursement and other fringes. In addition, WLR shall cover all expenses necessary for Keeler to maintain professional status as a lawyer.

     8. Vacation. Keeler shall be entitled to four (4) weeks paid vacation during each fiscal year of this Agreement. Keeler will also be entitled to all paid holidays as recognized by WLR.

     9. Physical. Keeler must complete an annual physical examination during each year of the term of this Employment Agreement.

     10. Change of Control Provision. A Severance Agreement dated February 4, 1994 provides for certain severance benefits to be paid should a "Change of Control" occur as defined in that Agreement
(Severance Agreement).

     11. Executive Succession Plan. As part of his employment responsibilities, Keeler agrees to work diligently with the Board of Directors or any of its appropriate committees, to identify his successor. Keeler agrees to consider seriously an extension to this Agreement if the Board determines additional time is needed to hire an appropriate successor.

     12. Early Termination of Employment Agreement. If this Agreement is (i) terminated by the Board of Directors of WLR prior to the end of the three-year term for any reason other than death or Disability as defined in the Severance Agreement, or (ii) terminated
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by Keeler based on his reasonable judgment that there has been an adverse change in his status as an executive officer of WLR during the third year of this Employment Agreement, all the benefits to be paid to Keeler as set forth in this Employment Agreement shall continue to be paid during the remaining term of the Agreement as if he were still fully employed.

     13. Complete Agreement. This Agreement expresses the entire understanding between the parties and may not be modified except in writing signed by the parties. This Agreement supercedes all previous contracts of employment.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, where it is made and to be performed. It sets forth the entire agreement between the parties concerning the subject matter thereof, and any amendment or discharge will be made only in writing. This Agreement will bind and benefit the parties and their legal representatives and successors.

          WITNESS the following signatures and seals.

          IN WITNESS WHEREOF, WLR Foods, Inc. has caused this writing to be signed in its name and on its behalf as thereunto duly authorized.

                    _/s/ James L. Keeker___________ (SEAL)
                         JAMES L. KEELER


                         WLR FOODS, INC.


                    By:  _/s/ Wliiam H. Groseclose, Jr._
                              WILLIAM H. GROSECLOSE, JR.


                    By:  _/s/Stephen W. Custer___________
                         STEPHEN W. CUSTER


                    By:  _/s/ Charles W. Wampler, Jr.____
                         CHARLES W. WAMPLER, JR.

                         Chairman of the Board
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Exhibit A

                    DEFERRED COMPENSATION AGREEMENT


          This Deferred Compensation Agreement made as of the 23rd day of June, 1998 by and between WLR FOODS, INC. (WLR), a Virginia corporation, and JAMES L. KEELER (Keeler) who agree and bind themselves as follows:

     1. Preamble. WLR and Keeler entered into a Deferred Compensation Agreement dated July 4, 1993, which Agreement was amended on February 4, 1994, and on June 27, 1995, and restated on June 27, 1997. WLR and Keeler desire to continue and extend such Agreement. The 1993 Deferred Compensation Agreement was preceded by a five-year Deferred Compensation Agreement dated March 1, 1988.

     2. Annual Determination of Deferred Bonus Amount. Within seventy-five (75) days of the last day of each fiscal year, commencing with the year ending June 27, 1998 and continuing until the last day of the fiscal year ending in 2001, WLR shall determine the increase, if any, in the book value of the shareholder's equity of WLR (Book Value) as of the last day of each fiscal year (the Determination
Date). The Bonus Fund accrued as of June 28, 1997 (including the 1997 fiscal year Deferred Bonus Amount), both deferred compensation and accrued interest, totaled $1,481,185.25.

     3. Book Value Determination. WLR shall direct its independent accounting firm to undertake the calculation of Book Value based on consolidated balance sheets of WLR and its subsidiaries using consistent practices and excluding any momentary increase in equity arising out of the acquisition of other entities or the issuance of additional stock, or any momentary decrease in equity arising out of the sale of a subsidiary or division, or the redemption of outstanding stock. Generally, Book Value increases or decreases should arise as a function of earnings, cash dividends and losses, if any, and not significant corporate transactions such as acquisitions, divestitures, redemptions and stock issuances.

     4. Bonuses. Each fiscal year of WLR commencing the year ending June 27, 1998, and ending in 2001, WLR shall allocate, as of the Determination Date, an amount equal to one and one-half percent (1-1/2%)
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of the increase, if any, in Book Value from the prior Determination
Date to the current Determination Date to a book reserve account (the Bonus Fund). The Bonus Fund shall accrue interest at a rate equal to the Company's average cost of funds for permanent financing in effect on the last day of the Company's fiscal year for the following fiscal year, as adjusted from year to year (the Interest Rate). Interest shall compound monthly and shall accrue on the Bonus Fund until paid.

          The Bonus Fund in no event will decrease (for example, no decrease in the Bonus Fund shall occur if in any fiscal year the Book Value decreases) other than by reason of payment to Keeler as set forth in Section 5 below.

          If Keeler voluntarily terminates his employment with WLR during the first two fiscal years of this Agreement, then no bonus amount shall be allocated for the year in which the termination of employment occurs. If for any other reason Keeler is not employed on any Determination Date, then the allocation of the Bonus Fund shall be prorated.

     5. Payment. The Bonus Fund shall be paid in lump sum or in such installments as WLR may permit, as Keeler may elect from time to time in writing delivered to WLR, commencing on January 2 of the year following the calendar year in which Keeler retires as an employee of WLR. Keeler may change his distribution election at any time prior to the commencement of distribution of the Bonus Fund, provided that no such election shall be effective until six (6) months following receipt by WLR. In the absence of an election to the contrary, Keeler's Bonus Fund shall be payable in sixty (60) consecutive monthly installments on the second day of each month, commencing on January 2 following the calendar year in which Keeler retires as an employee of WLR.

          The installment payments shall be determined on each July 2 during the term of the payout by dividing the Bonus Fund, plus the projected interest calculated by using the Interest Rate over the remaining term of the payout, by the number of remaining installment payments. The last installment shall be adjusted for any increase or decrease in the Interest Rate for the last payout year.

          If Keeler dies before the entire Bonus Fund has been distributed, then WLR shall continue to pay the installments to his designated beneficiary in accordance with the distribution election in effect at the time of his death.
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          The term "beneficiary" shall mean any person or trust, or
combination thereof, last designated by Keeler in writing and filed with WLR by Keeler during his lifetime on a Nomination of Beneficiary form provided by WLR. Any such designation or designations of beneficiary shall be revocable at any time or times without the consent of any beneficiary, by written designations of beneficiaries made by Keeler and similarly filed with WLR during his lifetime. In the absence of or failure of designated beneficiaries, the personal representative of Keeler shall be his beneficiary.

     6. Financing of Benefits. All benefits under the Plan shall be provided out of the general assets of WLR at the time such benefits are to be made. No specific amounts, therefore, shall be set aside in advance.

     7. Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the parties, nor shall any provision restrict the right of WLR to discharge Keeler, or restrict the right of Keeler to terminate his employment.

     8. Restriction on Alienation. It is agreed that neither Keeler nor any other payee hereunder shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable, and in the event of any attempted assignment or transfer, this Agreement shall terminate and WLR shall have no further liability hereunder.

     9. Change of Control. The Company has entered into a Severance Agreement with Keeler dated February 4, 1994, a copy of which is attached hereto as Exhibit A. Should a "Change of Control" occur as defined in the Severance Agreement then all the Bonus Fund and funds, if any, deferred by Keeler in the Company's 1995 Nonqualified Deferred Compensation Agreement shall be transferred to the Trust dated October 24, 1995, entered into by and between the Company and First Union National Bank of Virginia, a copy of which Trust is attached hereto as Exhibit B.

     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, where it is made and to be performed. It sets forth the entire agreement between the parties concerning the subject matter thereof, and any amendment or discharge will be made only in writing. This
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Agreement will bind and benefit the parties and their legal representatives and successors.

          This Agreement shall be executed in duplicate, each copy of which when so executed and delivered shall be an original, but both copies shall, together, constitute one and the same instrument.
          WITNESS the following signature and seal.

          IN WITNESS WHEREOF, WLR Foods, Inc. has caused this writing to be signed in its name and on its behalf as thereunto duly authorized.

                    _/s/ James L. Keeler_______ (SEAL)
                         JAMES L. KEELER

                         WLR FOODS, INC.

               By:  _/s/ William H. Groseclose, Jr._
                         WILLIAM H. GROSECLOSE

               By:  _/s/ Stephen W. Custer__________
                         STEPHEN W. CUSTER

               Members of the Executive Compensation Committee

               By:  _/s/ Charles W. Wampler, Jr.____
                         CHARLES W. WAMPLER, JR.

                         Chairman of the Board
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